Exhibit 7 to Form T-1

Bank Call Notice

RESERVE DISTRICT NO. 2
CONSOLIDATED REPORT OF CONDITION OF

JPMorgan Chase Bank
of 270 Park Avenue, New York, New York 10017
and Foreign and Domestic Subsidiaries,
a member of the Federal Reserve System,

at the close of business March 31, 2002, in accordance with a call made by the Federal Reserve Bank of this District pursuant to the provisions of the Federal Reserve Act.

Dollar Amounts
in Millions

ASSETS
Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin	$22,028
Interest-bearing balances	9,189
Securities:
Held to maturity securities	428
Available for sale securities	56,159
Federal funds sold and securities purchased under agreements to resell
Federal funds sold in domestic offices	1,901
Securities purchased under agreements to resell	69,260
Loans and lease financing receivables:
Loans and leases held for sale	13,042
Loans and leases, net of unearned income	$165,950
Less: Allowance for loan and lease losses	3,284
Loans and leases, net of unearned income and allowance	162,666
Trading Assets	152,633
Premises and fixed assets (including capitalized leases)	5,737
Other real estate owned	43
Investments in unconsolidated subsidiaries and associated companies	366
Customers’ liability to this bank on acceptances outstanding	306
Intangible assets
Goodwill	1,908
Other Intangible assets	7,218
Other assets	38,458
TOTAL ASSETS	$541,342

LIABILITIES
Deposits
In domestic offices	$151,985
Noninterest-bearing	$66,567
Interest-bearing	85,418
In foreign offices, Edge and Agreement subsidiaries and IBF’s	119,955
Noninterest-bearing	$6,741
Interest-bearing	113,214
Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased in domestic offices	12,983
Securities sold under agreements to repurchase	82,618
Trading liabilities	94,099
Other borrowed money (includes mortgage indebtedness and obligations under capitalized leases)	10,234
Bank’s liability on acceptances executed and outstanding	311
Subordinated notes and debentures	9,679
Other liabilities	25,609
TOTAL LIABILITIES	507,473
Minority Interest in consolidated subsidiaries	109
EQUITY CAPITAL
Perpetual preferred stock and related surplus	0
Common stock	1,785
Surplus (exclude all surplus related to preferred stock)	16,304
Retained earnings	16,548
Accumulated other comprehensive income	(877)
Other equity capital components	0
TOTAL EQUITY CAPITAL	33,790

TOTAL LIABILITIES, MINORITY INTEREST, AND EQUITY CAPITAL	$541,342

I, Joseph L. Sclafani, E.V.P. & Controller of the above-named bank, do hereby declare that this Report of Condition has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true to the best of my knowledge and belief.

JOSEPH L. SCLAFANI

We, the undersigned directors, attest to the correctness of this Report of Condition and declare that it has been examined by us, and to the best of our knowledge and belief has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true and correct.

WILLIAM B. HARRISON, JR. ELLEN V. FUTTER LAWRENCE A. BOSSIDY	) ) )